EXHIBIT 11


           COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
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                                                                             Year Ended December 31,
                                                                             -----------------------

                                                                      1997             1996             1995
                                                                      ----             ----             ----
                                                                       (In thousands, except per share data)
Basic earnings per share:
  Net income                                                        $290,402         $256,479         $222,471
  Weighted average shares outstanding                                159,079          158,764          158,212
  Basic earnings per share:                                            $1.83            $1.62            $1.41

Diluted earnings per share:
  Net income                                                        $290,402         $256,479         $222,471
  Minority interest in income of subsidiary trust, net of tax            881
                                                                    --------         --------         --------
  Net income, assuming conversion of all
    applicable securities                                           $291,283         $256,479         $222,471

  Weighted average shares outstanding                                159,079          158,764          158,212
  Incremental common shares applicable to common stock
    options based on the average market price during the period          622              423              318
  Average common shares issuable assuming conversion of the
    Company-Obligated Mandatorily Redeemable Convertible
    Preferred Securities of a Subsidiary Trust                           513
                                                                    --------         --------         --------
  Weighted average shares outstanding assuming full dilution         160,214          159,187          158,530

  Diluted earnings per share, assuming conversion of all
    applicable securities                                              $1.82            $1.61            $1.40
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